Exhibit 10.1

Wausau Paper Corp.

2014 Equity Incentive Compensation Plan

Under the 2014 Equity Incentive Compensation Plan, grants of performance units were made to our named executive officers as an equity performance incentive.  Named executive officers received a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 3, 2015; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 5% ROCE to 15% ROCE for the year ended December 31, 2014.  For purposes of this plan, ROCE is determined by adjusting for extraordinary items, which may include, for example, one-time or incremental expenses associated with certain major capital projects or other similar items.  ROCE is calculated after incentive compensation expenses have been included.  Grant recipients will not receive any vested award if earnings are at the bottom of the targeted range of ROCE (i.e., 5%), and the number of shares of common stock or cash awarded will increase on a pro rata basis to the maximum potential award if ROCE is at the top of the targeted range (i.e., 15%).

The maximum potential award for the Chief Executive Officer, Chief Financial Officer, and our Senior Vice President & General Manager is shown in the table below.

Maximum Opportunity

Chief Executive Officer	43,755

Chief Financial Officer	15,979

Senior Vice President & General Manager	15,979